FOR IMMEDIATE RELEASE

OLD POINT FINANCIAL CORPORATION QUARTERLY

DIVIDEND PAYMENT ANNOUNCED

November 16, 2004

Hampton, VA: Old Point Financial Corporation (Nasdaq “OPOF”) has declared a quarterly dividend of $0.16 per share of common capital stock. The dividend will be paid on December 31, 2004, to shareholders of record as of November 30, 2004.

Old Point Financial Corporation , (Nasdaq Small Cap: "OPOF"), with $692 million in assets, is the parent company of The Old Point National Bank and Old Point Trust and Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank serving Hampton Roads with 16 branches. Old Point Trust and Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact: Lani Chisman Davis, Marketing Director, 757-728-1286